Exhibit 12.1

HCP, Inc.

RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31,	Year ended December 31,
	2015(1)	2014	2013	2012	2011	2010

RATIO OF EARNINGS TO FIXED CHARGES

Fixed Charges:
Interest Expense and Debt Amortization:	$116,780	$439,742	$435,828	$419,066	$419,336	$288,657
Rental Expense	2,115	8,407	7,918	6,794	6,186	5,939
Capitalized Interest	1,698	10,314	13,494	23,360	26,402	21,664

Fixed Charges	$120,593	$458,463	$457,240	$449,220	$451,924	$316,260

Earnings:
Pretax Income from Continuing Operations before Noncontrolling Interest and Income from Equity Investees	$(251,181)	$893,438	852,015	$745,081	$490,681	$371,172
Add Back Fixed Charges	120,593	458,463	457,240	449,220	451,924	316,260
Add Distributed Income from Equity Investees	1,159	5,045	3,989	3,384	3,273	5,373
Less Capitalized Interest	(1,698)	(10,314)	(13,494)	(23,360)	(26,402)	(21,664)
Less Noncontrolling Interest from Subsidiaries without Fixed Charges	(1,745)	(8,780)	(9,338)	(10,954)	(16,466)	(15,517)

Total	$(132,872)	$1,337,852	$1,290,412	$1,163,371	$903,010	655,624

Ratio of Earnings to Fixed Charges	—	2.92	2.82	2.59	2.00	2.07

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Fixed Charges:
Interest Expense and Debt Amortization:	$116,780	$439,742	$435,828	$419,066	$419,336	$288,657
Preferred Stock Dividend	—	—	—	17,006	21,130	21,130
Rental Expense	2,115	8,407	7,918	6,794	6,186	5,939
Capitalized Interest	1,698	10,314	13,494	23,360	26,402	21,664

Fixed Charges	$120,593	$458,463	$457,240	$466,226	$473,054	$337,390

Earnings (see above)	$(132,872)	$1,337,852	$1,290,412	$1,163,371	$903,010	655,624

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(2)	—	2.92	2.82	2.50	1.91	1.94

(1)       Earnings did not cover fixed charges during the three months ended March 31, 2015. The amount of fixed charges during the three months ended March 31, 2015 of $121 million was in excess of earnings by $254 million. Earnings of ($133) million for the three months ended March 31, 2015 included a non-cash impairment charge of $478 million.

(2)       Beginning in the year 2013, we had no outstanding shares of preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios of earnings to fixed charges for the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013.